Deckers Brands Appoints Two New Independent Directors to its Board of Directors

Goleta, California (June, 5 2018) -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, today announced the appointment of Brian A. Spaly and Cindy L. Davis to its Board of Directors. Coinciding with these appointments, Deckers also announced that Karyn O. Barsa has resigned from the Board.

Brian A. Spaly
Currently, Mr. Spaly is serving as the executive chairman at Tecovas, a direct-to-consumer western boot brand based in Austin, Texas. From 2009 to 2017, he was the founding chief executive officer of Trunk Club, a personal styling startup that focused on making it easy for customers to discover and acquire stylish clothing without the hassles of the traditional shopping experience. The company was acquired by Nordstrom in August 2014. In 2006, Mr. Spaly founded Bonobos, a men’s clothing company famous for best-fitting pants, which he started by selling trousers out of the trunk of his car during business school in Palo Alto. He continued his work with Bonobos until 2009 and today the company continues as a thriving ecommerce/hybrid business based in Manhattan. Bonobos was acquired by Walmart in July 2017. He currently serves on six early stage company boards: M1 Finance, Veryable, Happy Returns, Tribe 9 Foods, Luxury Garage Sale and Tecovas. He holds a Bachelor of Arts degree in economics from Princeton University and a Master of Business Administration degree from Stanford Graduate School of Business.
“I am thrilled to join the Deckers Board of Directors,” said Mr. Spaly. “I see a great opportunity to lend my experiences to a dynamic organization that is skillfully navigating the rapidly transforming marketplace. These are iconic brands I wear and love, and a company that continues to create powerful emotional connections with a global consumer base. I look forward to working with the team as they continue to build on their success.”
Cindy L. Davis
Ms. Davis served as Vice President Nike Inc., President Nike Golf at Nike Inc. from September 2008 to October 2014, and as U.S. General Manager at Nike Golf from January 2005 to August 2008. She led the $800 million global golf business for Nike, shifting it from an industry newcomer to an authentic golf powerhouse known for delivering leading innovations and igniting a movement to infuse athleticism into the sport of golf. Ms. Davis previously served as senior vice president of Golf Sponsorships, Sports Marketing & New Media at Golf Channel, a subsidiary of Comcast from January 2001 to December 2004, where she led the divisions’ sales, marketing and operations. Since December 2012, Ms. Davis has served as a member of the board of directors and on the audit committee and nominating and governance committee of Kennametal Inc., a global supplier of tooling, engineering components and advanced materials. She previously served as a member of the board of directors, as chair of the compensation committee and on the governance committee of Buffalo Wild Wings, a casual dining restaurant and sports bar chain, from January 2015 to February 2018. She holds a Bachelor of Arts degree in economics from Furman University and a Master of Business Administration degree in marketing and finance from the University of Maryland College Park.
"In an evolving global marketplace, I’ve admired how Deckers Brands has been a leader in connecting with the lifestyle of consumers through bold fashion and performance innovations, and an elevated omni-channel experience,” said Ms. Davis. “As a new member of the Board of Directors, I very much look forward to working with the Board and management team to continue to drive profitable results, build shareholder value, and deliver on the exciting potential of the company’s premium brands."
“We are very pleased to welcome Brian and Cindy to the Deckers Board,” said John Gibbons, Chairman of the Board. “They will bring valuable insight and experience to our team, and I look forward to working with both of them.”

These appointments coincide with the resignation of Karyn O. Barsa. Ms. Barsa has served as a member of the Deckers Board since 2008. "On behalf of our management team and the Board, I would like to thank Karyn for her service to Deckers Brands over the past ten years," continued Mr. Gibbons. "We are grateful for her contributions to our organization and we wish her the best of luck in all of her future endeavors."

About Deckers Brands

Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company’s portfolio of brands includes UGG®, Koolaburra®, HOKA ONE ONE®, Teva® and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our anticipated financial performance, including our projected net sales, margins, expenses and earnings per share, as well as statements regarding our cost savings initiatives, product and brand strategies, and marketing and distribution plans. We have attempted to identify forward-looking statements by using words such as "anticipate," "believe," “could,” "estimate," "expected," "intend," "may," “plan,” “predict,” "project," "should," "will," or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, as well as in our other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information.

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Investor Contact:
Steve Fasching | SVP, Corporate Strategy, Planning & Investor Relations | Deckers Brands | 805.967.7611